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                                                                EXHIBIT 99.1
                                                .
ILLINOIS                                  NEWS  .
SUPERCONDUCTOR                                  .
CORP.                                           . RELEASE
                                                .


FOR IMMEDIATE RELEASE                       CONTACT:          Monique Showalter
AS OF 11/05/99 at 5 PM CST                  PHONE:            (847) 391-9426
                                            INTERNET:         showalter@ilsc.com


                             ILLINOIS SUPERCONDUCTOR
          ANNOUNCES NEW $1 MILLION FINANCING AND CHANGES TO ITS BOARD
                                  OF DIRECTORS

        Mount Prospect, IL (November 5, 1999) -- Illinois Superconductor Corporation (OTC BB: ISCO), a leading supplier of superconducting technology for the wireless telecommunications industry, today announced the completion of a new privately placed $1 million fixed price convertible debt financing facility as well as changes to the composition of its board of directors.









                Under the terms of the new financing, ISC issued $1.0 million in aggregate initial principal amount of senior convertible notes to a syndicate which consists of Alexander Finance, LP, Elliott Associates, L.P., and Westgate International, L.P. The new notes accrue interest at 10%, which is payable in-kind or at the Company's option in cash, are convertible into ISC common stock at a conversion price of $0.25 per share, and mature on January 2, 2001 In connection with the issuance of the new notes, ISC also




                                    -more-

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ILLINOIS SUPERCONDUCTOR CORP.
Company Announces New Financing & Change in Board Membership
November 5, 1999, 5PM CST
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issued warrants exercisable for an aggregate of 400,000 shares of ISC common stock at an exercise price of $ 0.25 per share. The investors have the right, but not the obligation, to invest an additional $5 million during the next nine months on the same terms.

        Concurrently with the issuance of the new notes, ISC amended certain terms of $12 million in aggregate principal amount of outstanding senior convertible notes which were issued in May 1998 and March 1999 to Alexander, Elliott, and Westgate, as well as terms for warrants previously issued to such investors. The fixed conversion price for the amended notes was reduced to $0.25 per share. In addition, the exercise price for the amended warrants was reduced to $0.25 per share. With this new financing and amendment of previous notes and warrants, Alexander, Elliott and Westgate now hold notes and warrants exercisable for an aggregate of 57.2 million shares of ISC common stock. The new and amended notes are also secured by a pledge of ISC's assets.

        Furthermore, Alexander, Elliott and Westgate were granted the right to designate for approval by the Company's Board of Directors up to 2/3rds of the Company's Board of Directors and the Company has agreed to not assume other debt without the permission of the investors. The financing proceeds will be used for working capital and general corporate purposes.

        ISC also announced the appointment effective November 8, 1999 of Mark Brodsky and Sam Perlman of Elliott Associates and George Calhoun of Davinci Solutions to the Company's board of directors and the resignation of board members Robert Mitchum and Terry Parker. "ISC appreciates the service of these talented and productive members of the board," commented Mr. Laves. "We extend our sincere thanks to them for their contributions to the growth of the Company." With these changes, the size of ISC's board of directors has been increased from five to six directors. Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless


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ILLINOIS SUPERCONDUCTOR CORP.
Company Announces New Financing & Change in Board Membership
November 5, 1999, 5PM CST
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telecommunications services. More information about Illinois Superconductor is available on the Company's internet web site at http://www.ilsc.com.



Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies which could cause the Company's actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged; the fact that its assets are pledged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock and acceptance of the Company's products because of its de-listing from the Nasdaq National Market in June 1999; the Company's ability to obtain additional funding as needed; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's inability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions are included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and those disclosed under the heading "Risk Factors" in the Company's Registration Statement on Form S-2, as amended, filed on July 9, 1999. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.






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